AN AGREEMENT BETWEEN the
FOUNDATION FOR A GREATER AMERICA, INC.,
&
CROSSCLICK MEDIA, INC.

This AGREEMENT (“Agreement”) is entered into on December 2, 2014, by and between the Foundation For A Greater America, Inc. (“FFAGA”) having an office address at PO Box 3587, Tustin, CA 92781 and CrossClick Media, Inc. (“CCM”), having an address at 8275 S. Eastern Ave., Suite 200-661, Las Vegas, NV 89123. This Agreement is to identify the terms and the process structure by which CCM will provide Master Contractor services to FFAGA.

As the Master Contractor, CCM’s responsibilities include, but are not limited to: Identifying call centers that may want to participate in the process of reaching out to contributors on behalf of FFAGA and our dba, Voters for Hillary; accounting of all of the transactions (contributions), as well as the charges related to any and all other services and expenses, including but not limited to refunds/chargebacks, reserve accounts, access to dialers / phone system, usage fees, processing fees for those call centers that join our team; supply of call lists to the various call centers; etc., shall be CCM, the Master Contractor in concert with FFAGA. The revenue for this Agreement is tied directly to contributions from each call signed up and overseen by CCM and the commission structure is outlined in the Addendum “B”.

WHEREAS, FFAGA is a political action committee (“SUPERPAC”) registered with the Federal Elections Commission (“FEC”) and their campaign, Voters for Hillary; and

WHEREAS, CCM desires to act as a Master Contractor providing services such as: agent in sourcing and vetting potential call center operations to participate in the FFAGA / VotersforHillary.com campaign; a compliance officer, to ensure continued compliance with the Voters for Hillary processes and requirements; a liason to relay information, scripts, invoices, rules, requirements and restrictions for operating. These are vital services for the Foundation for a Greater America, Inc., as it allows FFAGA to focus on the processes of program building, advertisement creation, and other creative aspects.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the receipt of which hereby is acknowledged, it is agreed as follows:

1)	FFAGA/VfH hereby authorize CCM to act as a Master Contactor, providing the various services described above and to receive a fee as a percentage of the contributions generated by the call center operations that CCM has recruited and approved to call on behalf of FFAGA/VfH. Further, to act as an emissary: translating the compensation model; scripts; processes for pledges, and contributions; invoicing; and facilitating communications between the Foundation and the respective call centers. The compensation model for CCM as well as for the prospective call centers are both spelled out, as are the reserve fund details and processes in Addendum “B” attached.

2)	CCM agrees to provide the call centers with any / all services that are required to successfully accomplish the prospecting of contributors within the guidelines established by FFAGA/VfH. They will provide information about what technology is required to utilize / access our processing of the contributions, they will provide an ongoing source of prospect lists, and potentially access to their phone system and auto-dialer (“Five 9”). This system “Five 9” is managed directly by CCM and will be provided to call centers that desire to avail themselves of the advantages that the “Five 9” system offers. The fee schedule that we typically offer out the system has been removed from Addendum A as it is CCM’s system. However, the fees for processing pledge letters are outlined in Addendum “A” attached. While prospective call lists will provided either at no charge by FFAGA/VfH, they must be fully worked before being replaced or augmented (for which our definition of “fully worked” means at least six (6) attempted contacts per name).

3)	From the date of this Agreement, CCM and their respective call center recruits hereby agree to assume full responsibility for, and to save, defend, protect and indemnify and otherwise hold FFAGA/ VfH, its parent and subsidiaries, and their respective officers, directors and employees, harmless of, from and against all claims, demands, proceedings, suits and actions and liabilities, losses, expenses and costs (including reasonable attorney’s fees) incurred by them in connection therewith or otherwise (collectively, “Indemnified Costs”), arising from any act, omission or failure to act by CCM or any recruited individual call center. All recruited entities will have to do the same.

4)	All fees for capturing contributions for Voters for Hillary will be as shown in SCHEDULE B attached.
5)	a) This Agreement may be terminated by either party with sixty (60) days written notice to the other without cause. However, any existing contribution stream being generated from existing call centers will continue to pay commissions (albeit at a lower rate (see Addendum “B”), due to the void created when the Agreement is terminated and CCM is no longer providing the liaison services, call lists, compliance functions, etc. (see Section 1 above – “They will act as an emissary: translating the compensation model; scripts; processes for pledges, and contributions; and relaying concerns between all parties”), for a period of one hundred and eighty (180) days from the date of notice to terminate or the Presidential Election in November 2016, whichever is first, and will terminate all responsibilities of FFAGA/VfH to pay and monies to CCM. However, any call center that provided zero contributions in a forty-five consecutive days – roughly six (6) weeks, will be deemed to have ceased efforts and will be sent a letter to that end. This will be viewed as a de facto termination notice, and all commissions due at that time will be scheduled for payment on the next pay date and any successive contributions from contributors that they originally contacted that is either a first or second contribution, will not be paid out since no notice was provided. All payments will be subject to processing costs and reserve requirements. The reserve pool will unwind over the period of the rolling reserve calculation. CCM will be subject to the same reserve account processing, as no commissions will be paid to a call center or a Master Contract on bounced checks, chargebacks or refunds to any entity.

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d) However, if this Agreement is terminated for cause, then notice of the cause must be fully spelled out and CCM will have ten (10) business days to cure the issue. If cured, then nothing will change in the Agreement. However, if the same “cause” is found to occur more than once, there will be NO cure period for repeated offenses. If the situation is not cured within the ten (10) business day window, then the Agreement shall cease at expiration of the window to cure (the 11th business day following notice to cure), and no additional commissions shall be paid on any contributions from existing call centers. Cause will be outlined in Addendum “C”.

e) If an Agreement with one or more of the recruited call center entities is terminated for cause, it would have direct impact on this Agreement, unless CCM McDonald also involved in the issue. If an individual referred Call Center Agreement is terminated for cause, there will be no further commissions paid out to that call center or to the Master Contractor, CCM.

6)	As of the date hereof, FFAGA/VfH and CCM are not subject to any pending or threatened litigation, civil or criminal, by any person, or to any pending or threatened proceeding or investigation, before a court, arbiter or government agency that would impede their respective abilities to fulfil the terms of this Agreement.

7)	This Agreement supersedes any and all prior agreements, written or oral, between FFAGA/VfH and CCM. Further, this Agreement may be amended only by written Agreement of the FFAGA and CCM specifically referring to the provision to be amended. Any provision of this Agreement may be waived only by an instrument in writing, signed by the party or parties against who or which enforcement of such waiver is sought specifically referring to the provision to be waived. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision, a waiver of the provision itself, or a waiver of any other provision of this Agreement.

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8)	Any notice of other communication required or permitted under this Agreement shall be effective only if it is in writing, faxed, emailed, delivered personally or sent by registered or certified mail, postage prepaid addressed as follows:

Foundation For A Greater America, Inc.	CrossClick Media, Inc.
Attn: Michelena Thompson	Attn: Kurtis A. Kramarenko
Assistant Treasurer	President and Chief Executive Officer
PO Box 35877	8275 S. Eastern Ave., Suite 200-661
Tustin, CA 92781	Las Vegas, NV 89123
miichelena@FFAGA.org	Kurt@CrossClickMedia.com
(Ofc) 949-201-1301	(Ofc) 855-873-7992

9)	If either party is required to bring an action or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to recover costs incurred and reasonable attorney’s fees from the other party.

10)	If any provision, or part thereof, of this Agreement is judicially declared invalid, void or unenforceable, each and every other provision, or part thereof, nevertheless shall continue in full force and effect, and the unenforceable provision shall be changed shall be changed or interpreted so as best to accomplish the objectives and intent of such provision within the limits of applicable law.

11)	The failure of either party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such failure or waiver is in writing.

12)	This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regards to conflicts of law principles, and may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Foundation For A Greater America, Inc. dba Voters for Hillary

By: /s/ Mickey Thompson

Mickey Thompson, Assistant Treasurer

CrossClick Media, Inc.

By: /s/ Kurtis Kramarenko

Kurtis Kramarenko, President

(The balance of this page intentionally left blank)

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ADDENDUM “A”

Redacted.

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ADDENDUM “B”

Redacted.

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ADDENDUM “C”

The reason for termination with Cause are still be vetted with our attorney, but will include:

Fraud; Larceny; misappropriation; failure to act within the parameters provided by FFAGA; any action or inaction deemed to be inappropriate with contributors; any action or inaction that might lead to any type of negative action by the FEC or any other governmental regulatory agency regarding calling or conversations with prospective contributors, etc. As for DRTV / Christine McDonald’s role in anything like this, since they would not be directly acting to raise contributions, it would include knowledge, tacit or direct support for the activity, or intentional misleading statements or messages (including, but not limited to mail, email, tweets or any other electronic communication) that would show involvement in any activity that would or could lead to disciplinary action by any regulatory entity.

Again, this is still being formulated and any input you might have could be helpful.

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ADDENDUM “D”

Voters for Hillary
www.VotersforHillary.com

Enclosed is my contribution in the amount of:

☐ $1,000 ☐ $500 ☐ $250 ☐ $201.60 ☐ $125 ☐ $50 ☐ $20.16 ☐ Other: $____________

Please make your check payable to "Voters for Hillary" and mail in the enclosed envelope

CREDIT CARD CONTRIBUTIONS:

○ Master Card ○ VISA ○ AMEX Amount of contribution $____________

Card #: ____________ Exp. Date: ______ V-Code (3 or 4 Digits): ______

Name as it appears on the card: ____________

Authorized signature (must be same as name on card): ____________

Billing address for this card (Check one): ○ Home ○ Business

Please indicate if this contribution is from a personal checking/credit card account: ○ Yes ○ No

THE FOLLOWING INFORMATION IS REQUIRED BY LAW:

Please indicate if this contribution is from ○ Personal Funds ○ Business Funds

***Contributions cannot be accepted without occupation and employer information.*

Name: ____________

Address (No P.O Box): ○ home or ○ work ____________

City/ST/ZIP: ____________

Phone: ○ home or ○ work ____________ Fax: ____________

Cell Ph: ____________ E-Mail: ____________

**Occupation: ____________ **Employer: ____________

(If retired, please indicate prev occupation & employer) (If self-employed, list company name)

We are able to accept unlimited contributions from individuals, corporations, unions and other organizations. Contributions to Voters For Hillary, a project of the Foundation For A Greater America Inc., are not deductible as charitable contributions for federal income tax purposes. *Contributions from foreign nationals and federal government contractors are prohibited.*

Paid for by the Foundation For A Greater America, Inc., at P.O. Box 3587, Tustin, CA 92781. Not authorized by any candidate or candidate's committee. (855) 220-3818. Voters For Hillary is a project of the Foundation For A Greater America, Inc.

(printed in-house)

CCM

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